Exhibit 99.1

PROPOSAL 2 - APPROVAL OF STOCK OPTION EXCHANGE PROGRAM UNDER OUR AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

Our board of directors is requesting that our stockholders approve a stock option exchange program (the “Option Exchange”). In brief, under the Option Exchange, our employees and directors would be given the opportunity to exchange stock options with an exercise price above the closing price of our common stock on the closing date of the Option Exchange for a lesser number of new stock options that have approximately the same fair value as the options surrendered. Our board of directors believes that the Option Exchange is in the best interest of stockholders and the Company, as new stock options received under the program will provide added incentive to motivate and retain talented employees and directors. In addition, it will provide the opportunity to reduce our “issued overhang” of outstanding stock options and allow the Company to make better use of the compensation costs that we have already incurred from our outstanding stock option awards.

Background

Long-term incentive compensation has been a critical part of our total compensation program for executives and other key employees. These long-term incentives make up a meaningful part of the target total compensation of each participant. Through equity-based grants of stock options and restricted stock, our goal was to create an alignment among management, directors and our stockholders focused on the creation of value for our stockholders. Historically, we have also used stock option grants as a tool for attracting and retaining certain qualified independent directors to serve on our board of directors. (See “Director Compensation” elsewhere in this proxy statement for a summary of our director compensation policy.) A key part of these grants is the use of vesting that requires continued service in order to enjoy the full economic benefits of ownership which encourages retention of participants. Furthermore, these grants serve as a powerful tool in the retention of executives and other key employees and directors based on stock price appreciation. However, when the stock price remains flat or declines, these grants decline in value, reducing or eliminating the retention power.

As of October 21, 2016, more than 92% of the stock options that are outstanding and held by employees and directors were “underwater”, meaning the stock option exercise price exceeded the market price of our common stock, rendering the options with little value to participants. This is a critical issue from the viewpoint of participant motivation, retention and, from the Company’s viewpoint, issued overhang related to the underwater options that have exercise prices that are far above the current trading price of our common stock.

In light of the substantial number of underwater options and the need to retain the newly reorganized management team and other key employees and directors, our board of directors is proposing that the Option Exchange be approved by our stockholders. Under this program, each option holder will have the opportunity to surrender underwater options that have been outstanding for more than six months from the start of the Option Exchange. The options surrendered will be valued using a Black-Scholes model, and the surrendered options will be replaced with a fewer number of options having an aggregate value approximately equal to the options surrendered and an exercise price equal to the fair market value on the date of grant. The new options will have a 10-year term from the date of grant and will vest ratably over two years on the first and second anniversaries of grant. Thus, even if the surrendered options are fully vested, the new options that will be issued will be subject to a new vesting period.

In addition to this proposal regarding approval of the Option Exchange, we are separately asking our stockholders to approve our Second Amended and Restated 2010 Stock Incentive Plan to increase the number of shares authorized for issuance under our Amended and Restated 2010 Stock Incentive Plan by 17 million shares as described elsewhere in this proxy under “Proposal 3 - Approval of Second Amended and Restated 2010 Stock Incentive Plan.” The outcome of the stockholder vote on “Proposal 3 - Approval of Second Amended and Restated 2010 Stock Incentive Plan” will have no impact on the Option Exchange and is not contingent upon approval of the Option Exchange.

Rationale for Option Exchange

The price of our common stock has been significantly impacted by our overall financial performance, our financial restatement and the delisting of our common stock from the New York Stock Exchange (“NYSE”) in 2014. As of October 21, 2016, our common stock closed at a market price per share of $2.37, resulting in more than 92% of our outstanding stock option grants being underwater. We consider our employees and directors a very important part of our efforts to enhance our competitive position and to prepare for future success. Many of our employees and directors have skills and experience that they have developed over a long period of time and would be difficult and costly to replace. In addition, in considering participation in the Option Exchange, we have decided to include senior management and directors. We believe that this is appropriate due to the new roles with expanded responsibilities that certain of these executives have recently assumed in the Company, and that having all members of management with the same economic motivation will create cohesion and a shared focus. We are including directors that hold options in the Option Exchange because in exchange for their board service they have received options as our common stock price was in decline, and these options remain underwater due to their limited time on our board of directors. We view our directors’ service as helping to create the foundation for future growth.

Exercise prices for stock options outstanding as of October 21, 2016, ranged from $1.93 to $27.08, and the closing market price of our common stock was $2.37 on that date. As a result, the current situation provides a considerable challenge to maintaining employee satisfaction and motivation, as well as creates impediments to the retention of highly valued employees until a recovery of our stock price commences. The Option Exchange would help to address both of these concerns and reinvigorate a culture based, in part, on employee stock ownership.

In addition, successful execution of the Option Exchange would significantly reduce our “issued overhang” (equity awards outstanding but not exercised, divided by total common shares outstanding). Underwater stock option awards have little or no retention value but remain in issued overhang until they are exercised, expire, or are cancelled. Our issued overhang on October 21, 2016 was approximately 19% (20,563,972 equity awards outstanding, divided by 106,775,792 total common shares outstanding). Under the Option Exchange, we expect that a reduction in our issued overhang will occur, because participating employees and directors will receive fewer new stock options than the number of stock options being surrendered, and surrendered stock options will be cancelled. The exchange ratios of old stock options for new stock options will be based on the fair value determined under applicable accounting rules shortly before we commence with the Option Exchange. The Option Exchange is intended to be a value-for-value exchange; in order to obtain a new at-the-money stock option, an employee or director will be required to surrender a higher number of underwater stock options that have value approximately equivalent to the new stock option. The total issued overhang reduction is difficult to estimate and will only be known when the actual exchange is complete. For example, if the fair values of stock options to be surrendered and received in the actual exchange, as determined using the Black-Scholes option pricing model, are similar to the fair values estimated as of fiscal year-end 2015, the Option Exchange could reduce the issued overhang by up to approximately 4,015,364 shares if all eligible stock options are surrendered for new stock options. Any reduction in issued overhang will be offset by any new awards granted under our Amended and Restated 2010 Stock Incentive plan, which currently has approximately 0.9 million shares available for future grants. The amount available for future grants will increase by 17 million shares if our stockholders approve “Proposal 3 - Approval of Second Amended and Restated 2010 Stock Incentive Plan” described elsewhere in this proxy statement.

Lastly, the Option Exchange will allow us to make use of expense previously recognized with the original equity awards in our efforts to enhance employee satisfaction, motivation and retention, rather than incur new, additional expenses to achieve the same goal. Generally, when stock options are granted to employees and directors, we bear an expense that reduces our net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted. We use a mathematical formula known as the Black-Scholes option pricing model to determine the value of each stock option. As of October 21, 2016, there was approximately $8.1 million in unrecognized compensation costs related to outstanding stock options to be expensed in 2016 and beyond; however, at current stock prices, these outstanding stock option awards are of limited benefit in motivating and retaining our employees and directors. Through the Option Exchange, we believe that we can increase the significance of these stock option awards for our employees and directors and provide a more meaningful incentive. We have designed the Option Exchange so that it is not intended to create additional share-based compensation expense; as noted above, this is known as a value-for-value exchange. Please see “Accounting Impact” below for a discussion of the possible accounting consequences of the Option Exchange.

The following table sets forth the number of options held by executive officers and directors that, based on a closing price per share of our common stock of $2.37 on October 21, 2016, we expect would be eligible to participate in the Option Exchange:

Name	Eligible Stock Options
Joseph G. Flanagan	800,000
Christopher S. Ricaurte	231,875
Steven J. Shulman	103,174
Alex J. Mandl	180,718
Charles J. Ditkoff	193,237
John B. Henneman III	417,159

Structure of the Option Exchange

There is no written plan document for the Option Exchange, but a summary of the terms adopted by our board of directors is set forth herein. As a result, we are asking our stockholders to approve the Option Exchange with the following features:

Eligible Stock Options. The Option Exchange will be offered only with respect to stock options with an exercise price above the closing price of our stock on the closing date of the Option Exchange, and will exclude any stock options granted within the six months preceding the beginning of the exchange offer period. This approach seeks to avoid significantly shortening the vesting period on recently issued stock options, which would partially negate their retention value.

Offer an Approximate Value-for-Value Exchange. The value of an employee’s or director’s new stock option grant received as part of the Option Exchange is not expected to exceed in any material way the value of such employee’s or director’s surrendered stock options. The exercise price of the new stock options will be set on the grant date using the closing price of our stock on the closing date of the Option Exchange. The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Option Exchange. An exchange ratio will be established for each individual outstanding option award by the Company using a Black-Scholes pricing model. (See the example in “Stock Option Exchange Ratios” below.)

Establishment of a New Vesting Period with a Term of Ten Years. New stock option awards will receive a renewed vesting period that will vest in 50% annual increments over a two-year period from grant date and will have a 10-year term. This vesting period supports the long-term nature of stock as an incentive vehicle and also provides for additional years of retention over the tendered stock options, many of which are already vested.

Completion of the Option Exchange Following Stockholder Approval. We expect that the Option Exchange will begin during the proxy solicitation period and, subject to receipt of stockholder approval, will be completed no earlier than five business days following the approval of the Option Exchange at the Annual Meeting. The actual commencement and, subject to stockholder approval, closing dates, and whether we commence this program, will be determined by our board of directors. Our board of directors reserves the right to amend, postpone, or under certain circumstances cancel the Option Exchange once it has commenced.

Impact of Option Exchange

We currently estimate that, based on our closing stock price of $2.37 on October 21, 2016, the Option Exchange could cover approximately 5,446,197 outstanding stock options. The new stock options would be granted with an exercise price equal to the market value of an Accretive Health share on the grant date, and would be subject to a two-year vesting schedule and 10-year contractual life. We considered other alternatives, such as applying a shorter or, in some cases, no vesting period, but these approaches would structure the new stock option grants as short-term equity incentive vehicles. Such an approach would be inconsistent with the intent of equity as a long-term incentive vehicle. Our objective for the Option Exchange is to preserve the integrity of the new stock option grants for long-term retention and motivation. The 10-year term will be reflected in the exchange ratios that we calculate on a value-for-value basis. We believe that this is appropriate because using a 10-year term and a two-year vesting schedule better aligns our employees and directors with our other stockholders for long-term stock price growth and provides better retention.

All stock options surrendered as part of the Option Exchange will be cancelled upon completion of the exchange offer and, in accordance with the terms of our Amended and Restated 2010 Stock Incentive Plan, will be available for future issuances.

Option Exchange Process

Additional information about how we expect to conduct the Option Exchange, if approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described above in this proposal, we may find it necessary or appropriate to change the terms of the Option Exchange from those described below to take into account our administrative needs, applicable laws, accounting rules, or company policy decisions. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to achieve our goal of granting replacement stock options that have a fair value approximately equal to the fair value of the eligible stock options they replace, subject to any fluctuations in our stock price or other factors that may occur between the time we establish the exchange ratios and the time that new stock options are actually granted as part of the Option Exchange.

Additionally, we may decide not to implement the Option Exchange even if stockholder approval of the Option Exchange is obtained, or we may amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC.

Overview of the Option Exchange Process

Upon initiation of the Option Exchange, eligible employees and directors holding eligible stock option awards will receive a written offer setting forth the precise terms of the Option Exchange and those who desire to exchange some or all of their options under the Option Exchange will need to voluntarily elect to participate. All of our employees and directors who are employed or serving as a director on the commencement date of the exchange offer period, are still employed or serving as a director at the grant date, and hold eligible stock option awards may participate in the Option Exchange. Eligible employees and directors will be given at least 20 business days to elect to surrender eligible stock options in exchange for a lesser amount of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted promptly. Our Amended and Restated 2010 Stock Incentive Plan will govern any terms or conditions of new options not specifically addressed within the Option Exchange proposal.

Election to Participate

Eligible employees and directors will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an employee or director holding stock options that are potentially subject to the Option Exchange, note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is initiated; you can elect to participate after that time only.

Eligible Stock Options to Be Cancelled via the Option Exchange

If, for example, the Option Exchange grant date occurs on December 15, 2016, stock options granted from December 15, 2006 to May 15, 2016 and that meet the exercise price criteria noted earlier would be eligible to be surrendered for the Option Exchange. As of October 21, 2016, there were 14,684,592 stock options outstanding (which includes 5,446,107 options estimated to be eligible for the Option Exchange held by approximately 152 employees and directors). Eligible stock options would be expected to have exercise prices ranging from $2.50 to $27.08 per share, a weighted average exercise price of $10.26 per share, and a weighted average remaining term of six years per share.

Stock Option Exchange Ratios

The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Option Exchange. An exchange ratio will be established for each individual outstanding option award by the Company based on the fair value of the eligible awards (calculated using the Black-Scholes option pricing model). The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value approximately equal to the fair value of the surrendered eligible stock options that they replace. This is designed to eliminate additional compensation expense from such new stock options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that new stock options are granted in the Option Exchange.

Although exchange ratios cannot be determined now, we are providing an example by making certain assumptions regarding the start date of the offer, the fair value of the eligible stock options, and the fair market value of our common stock. To calculate the exchange ratios in the example, we have used the applicable inputs available as of October 21, 2016 for the Black-Scholes option pricing model. Note that only stock options with an exercise price above the closing price of our stock on the closing date of the Option Exchange and meeting all the other eligibility requirements referenced earlier will be eligible to participate in the Option Exchange.

In the table below, the exchange ratio represents the number of existing stock options that an employee would be required to surrender in exchange for one new stock option. For example, if an employee surrendered 1,000 stock options granted in 2013 that have an exercise price of $10.00 per share, that employee (for purposes of this example only) would receive approximately 215 new stock options, using the exchange ratio of 4.65:1 as stipulated.

Examples of Stock Option Exchange Ratios

Grant Year	Exercise Price of Example Grants	Estimated Exchange Ratio	Example Number of Shares Underlying Eligible Options	Estimated Shares to be Received
2011	$27.08	100:1	1,000	10
2013	$10.00	4.65:1	1,000	215
2015	$5.45	1.70:1	1,000	587

Accounting Impact

Accretive Health follows the provisions of ASC Topic 718 - Stock Compensation, which requires employee and director equity awards to be accounted for under the fair value method.

This Option Exchange is intended to be “cost neutral” from an accounting standpoint. Thus, we will establish exchange ratios with the intent not to generate incremental share-based compensation expense for the Company. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by employees and directors in the Option Exchange. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees and directors, and expect to use that same model in valuing the stock options that are part of the Option Exchange. Note that the Option Exchange ratios will be established just prior to commencement of the exchange offer. Therefore, some risk of incremental compensation does exist if there are fluctuations in the Company’s common stock price or other key inputs to the Black-Scholes option pricing model between the date the Option Exchange ratios are established and the effective date of the Option Exchange.

Any unrecognized compensation expense from the surrendered stock options will be recognized prior to the end of the service period of the new stock options received in the Option Exchange. Incremental compensation cost, if any, associated with the new stock options under the Option Exchange will be recognized over the service period of the new awards. Compensation cost for stock options forfeited due to employees or directors not meeting the applicable service requirements will not be recognized.

U.S. Tax Consequences

The exchange of stock options pursuant to the Option Exchange should be treated as the cancellation of existing stock options and the grant of new stock options having an exercise price equal to the fair market value of Accretive Health common stock on grant date. The Company and participating employees and directors should not recognize any income for U.S. federal income tax purposes upon either the cancellation of existing stock options or the grant of the new stock options. All new stock options granted under the Option Exchange will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Conclusion

We strongly believe that our equity program and emphasis on key employee and director stock ownership have been integral to our success. We believe that our equity program has enhanced our ability to attract, motivate, and retain the employee and director talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the Option Exchange to be important to our future success, as it will enable the Company to strengthen the motivational and retention value of our stock option awards to our key employees and directors.

Recommendation of the Board

Our board of directors recommends a vote FOR the stock option exchange program.